Exhibit 99.1

102 South Main Street

Greenville, SC 29601

864.421.1068

The South Financial Group Reports Preliminary Third Quarter Results

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Accelerated Resolution of Problem Loans through Loan Sales Leading to Higher Net Charge-Offs, While Nonperforming Loan Balances Declined

GREENVILLE, SC – October 20, 2009 – The South Financial Group, Inc. (NASDAQ: TSFG) today reported a preliminary third quarter 2009 net loss available to common shareholders of $340.8 million, or $(1.95) per diluted share, primarily from credit provisions and related costs, as well as a $200 million non-cash charge related to the recording of a valuation allowance for deferred tax assets. Final quarterly results are pending completion of a goodwill impairment analysis as discussed under “Noninterest Expenses” below.

“We continue to focus on executing our strategic plan -- proactively addressing credit, keeping a solid capital foundation, building reserves, and strengthening liquidity,” said H. Lynn Harton, President and CEO of The South Financial Group. “The environment remains challenging, and credit stress continues to be high. However, during the quarter, we took advantage of improving liquidity in the loan sale market to significantly increase our sales of problem and potential problem loans. While this increased quarterly credit losses, it also contributed to our first decline in nonperforming assets since the beginning of the credit cycle in early 2008. We increased our reserves in recognition of the environment and continued to maintain a very liquid balance sheet. We have raised $280 million in Tier 1 common since mid-June and remain well capitalized for regulatory capital purposes.”

Third Quarter 2009 Key Points

Reconciliations of GAAP-reported results to operating results are provided in the attached financial highlights. Third quarter results reflect the following items:

•	Continued reductions of non-core loans held for investment, down $295 million linked-quarter, while core loans declined $136 million

•	A $224.2 million provision for credit losses, which exceeded net charge-offs by $55.6 million and increased the allowance for credit losses to 3.89% of loans held for investment at September 30, 2009

•	Decline in nonperforming loan balances to $431.8 million from $464.9 million at June 30, 2009

•

An increase in third quarter 2009 net loan charge-offs to $168.6 million, which reflects approximately $60 million of net charge-offs related to acceleration of sales and resolutions of problem loans during the third quarter with sales proceeds of approximately $83 million on an unpaid principal balance of $163 million

•	Continued core deposit growth with a 4.1% linked-quarter increase (period-end), while overall customer funding remained relatively unchanged

•	A decrease in operating noninterest expenses, excluding the impact of credit-related expenses and FDIC insurance premiums, of $5.3 million, or 6.9% linked-quarter

•

Execution of Capital Plan announced in June 2009, including a common equity offering, preferred stock conversion into common stock, and sales of ancillary businesses, which has raised a net $280 million in Tier 1 common since mid-June (or $210 million subsequent to June 30, 2009)

•	A Tier 1 risk-based capital ratio of 11.19%, Tier 1 common ratio of 5.59%, and a tangible common equity ratio of 5.25%

•

Operating pre-tax, pre-provision income, excluding gains or losses on nonmortgage loans held for sale and losses on other real estate owned, decreased modestly to $22.1 million from $23.2 million for second quarter 2009

•	A net interest margin of 2.93%, down 3 basis points linked-quarter, primarily due to liquidity positioning, while net interest income decreased $5.9 million largely from lower average earning assets

•

Recognition of a $200 million non-cash charge related to establishing a deferred tax asset valuation allowance (see further discussion below under “Valuation Allowance for Deferred Tax Assets”), which does not impact TSFG’s regulatory capital

•	Preferred dividends of $5.3 million, plus an additional negative impact of $11.9 million from converted preferred stock

•	An increase in period-end common shares outstanding to 215.4 million (from 160.2 million at June 30, 2009) due to the issuance of 55 million shares associated with capital actions

Harton continued, “At the same time, we are also making progress on the more controllable parts of our business. We grew core deposits, reduced non-core loans, and lowered controllable noninterest expenses. Our net interest margin was relatively stable for the quarter, although net interest income did decline from lower average loan balances due in large part to our efforts to reduce non-core loans. We sold three ancillary businesses as part of our capital plan, and to keep our focus and resources targeted on our core banking operations.”

Valuation Allowance for Deferred Tax Assets

At September 30, 2009, TSFG evaluated the expected realization of its deferred tax assets totaling $203 million, primarily comprised of future tax benefits associated with the allowance for loan losses and net operating loss carryforwards, and concluded that a valuation allowance was required. During third quarter 2009, TSFG recorded income tax expense of $123 million, which includes the recognition of a $200 million non-cash charge to establish a valuation allowance for deferred tax assets. This resulted in a remaining net deferred tax asset of $3.6 million as of September 30, 2009.

This evaluation requires the application of significant management judgment in a "more likely than not" assessment for recognizing deferred tax assets and requires the weighing of all positive and negative evidence. The weight of evidence placed on increasing cumulative losses and changes in forecasted near-term results is greater than the evidence of TSFG’s historical profitability prior to the current economic environment and management's projections that sufficient taxable income will be generated within the 20 year carryforward period allowed by current federal tax regulations. If in future periods TSFG generates taxable income then the valuation allowance may be released to initially offset then current taxable income and subsequently fully released when it becomes more likely than not that the asset will be realized. This non-cash valuation allowance does not impact TSFG’s regulatory well-capitalized status as the deferred tax assets have been excluded from regulatory capital since December 31, 2008, nor does the charge impact TSFG’s overall cash or liquidity positions at September 30, 2009.

Net Interest Income and Average Balance Sheet

Third quarter 2009 tax-equivalent net interest income decreased $5.9 million to $81.1 million from $87.0 million in second quarter 2009. This decrease is primarily due to a $791.6 million, or 6.7%, linked-quarter decline in average earning assets resulting largely from reductions of non-core loans at the end of the second quarter.

The tax-equivalent net interest margin for third quarter 2009 decreased to 2.93%, down 3 basis points from 2.96% for second quarter 2009. An enhanced deposit mix, disciplined pricing, and downward pricing of certificates of deposit upon renewal improved customer funding costs by 23 basis points. However, nonaccrual loan levels and the second quarter sale of indirect loans brought loan yields down by 7 basis points, and proactive liquidity positioning (primarily the lengthening of maturities and maintaining excess cash reserves) contributed to a 32 basis point increase in wholesale borrowing costs.

Third quarter 2009 average loans decreased $711.9 million, or 7.2% linked-quarter, to $9.2 billion, and period-end loans held for investment decreased $431.8 million. For internal management purposes, TSFG segregates its loan portfolio into core ($7.2 billion at period-end) and non-core ($1.6 billion at period-end) loans, principally based on its ability to establish or expand a banking relationship. Loan balances declined due to reductions of non-core loans, higher levels of loan sales, higher net loan charge-offs, and weaker loan demand. During third quarter 2009, period-end core loans declined $136.5 million, or 1.8% linked-quarter, while non-core loans declined $295.3 million, or 15.4% linked-quarter ($1.1 billion year-to-date).

Third quarter 2009 average securities decreased $79.6 million, while period-end securities increased $267.7 million, or 13.7% linked-quarter.

Third quarter average core deposits (noninterest-bearing, interest checking, money market, and savings) increased $213.0 million, and period-end core deposits increased $178.9 million, or 4.1% linked-quarter. Third quarter 2009 customer funding levels (defined as total deposits less brokered deposits plus customer sweep accounts) remained relatively unchanged, as declines in certificates of deposit were offset by core deposit growth. Third quarter 2009 average wholesale borrowings, including brokered deposits and excluding customer sweep accounts, declined $589.5 million in connection with the reduction of non-core loans, while period-end wholesale borrowings increased slightly.

Noninterest Income

Third quarter 2009 operating noninterest income (which excludes the non-operating items mentioned below) totaled $26.5 million, down $1.2 million, or 4.2%, from second quarter 2009. Third quarter 2009 reflects a $1.2 million linked-quarter increase in customer fee income. However, this increase was more than offset by a $913,000 decline in mortgage banking income from lower mortgage originations and a $1.0 million reduction in revenues from ancillary businesses sold (benefits administration fees, financial planning, and merchant processing), which also reduced noninterest expenses by a similar amount.

Total noninterest income, including non-operating items, was $33.5 million for third quarter 2009, compared with $32.3 million for second quarter 2009. Non-operating noninterest income for third quarter 2009 included a $7.2 million gain primarily from the sale of Carolina First Bank’s merchant processing portfolio and a $286,000 net loss on securities. This compares with a $4.6 million net gain on securities for second quarter 2009. Additionally, the sales of ancillary businesses reduced goodwill and intangible assets by approximately $9 million for a combined Tier 1 common capital benefit of approximately $16 million during the quarter.

Noninterest Expenses

Operating noninterest expenses (which exclude the non-operating items mentioned below) totaled $88.8 million for third quarter 2009, a $24.0 million linked-quarter decrease from $112.8 million for second quarter 2009, due to lower credit-related expenses and expense reductions in most categories.

Excluding the impact of credit-related expenses and FDIC insurance premiums, all other operating noninterest expenses declined $5.3 million, or 6.9%, linked-quarter, driven by expense control throughout the Company, staff reductions, cost reductions associated with Project NOW (TSFG’s efficiency improvement project), and the sales of ancillary businesses (a $1.1 million reduction, which had a corresponding decrease in noninterest income). Full-time equivalent employees totaled 2,196 at September 30, 2009, down 6.4% from 2,345 at June 30, 2009 and down 12.3% from 2,505 at year-end 2008.

Credit-related noninterest expenses, which includes loan collection and foreclosed asset expenses, gains or losses on nonmortgage loans held for sale, and losses on other real estate owned, decreased $18.4 million. FDIC insurance premiums, excluding the $5.7 million special assessment in second quarter 2009, decreased $298,000.

Total noninterest expenses, including non-operating items, were $89.5 million for third quarter 2009, compared with $136.2 million for second quarter 2009. Third quarter 2009 non-operating noninterest expenses included a $746,000 impairment charge for long-lived assets related to the closing of office locations. Second quarter 2009 non-operating noninterest expenses included a special FDIC insurance assessment of $5.7 million, goodwill impairment related to non-banking subsidiaries of $2.5 million, severance charges of $829,000, a $3.0 million net gain on extinguishment of debt, and impairment charges for long-lived assets of $17.4 million.

Goodwill Impairment Analysis. TSFG has previously evaluated the carrying value of goodwill for its various banking segments using internal valuation models based on discounted cash flows and other techniques. During 2008, TSFG recorded impairment charges related to its Mercantile banking segment (comprised of TSFG’s Florida banking operations); however, no impairment was indicated for its Carolina First banking segment (comprised of the Company’s South Carolina and North Carolina banking operations) based on the evaluations completed through June 30, 2009.

However, as TSFG, including its Carolina First banking segment, has continued to report additional losses and other conditions have changed during the third quarter, TSFG is performing an updated evaluation of the goodwill related to the Carolina First banking segment utilizing an independent third party to determine if any of the $202 million of goodwill related to the segment is impaired at September 30, 2009 (the remaining goodwill of approximately $12 million for other segments is related to TSFG’s insurance operations and is not being evaluated for impairment based on their current operating results). This evaluation will be based on a valuation of the segment’s underlying assets under Step 2 of the process as defined in the applicable accounting standards. Any potential goodwill impairment would impact preliminary reported earnings for the third quarter but would be a non-cash charge with no impact on the Company’s cash position, overall liquidity or tangible equity. In addition, because goodwill and other intangibles are excluded from regulatory capital components, any impairment adjustment would not impact TSFG’s well-capitalized status at September 30, 2009. TSFG anticipates the analysis will be completed prior to the filing of the Quarterly Report on Form 10-Q for the third quarter with the Securities and Exchange Commission in early November 2009.

Credit Quality

At September 30, 2009, nonperforming loans held for investment totaled $431.8 million, a $32.8 million decrease from $464.6 million at June 30, 2009. Third quarter commercial loan sales provided net proceeds of approximately $83 million (versus $25 million for second quarter 2009). Commercial nonaccrual loans declined both in Florida and the Carolinas, and mortgage nonaccrual loans, including consumer lot loans, declined for the third quarter in a row. Nonperforming asset balances also declined slightly, down $16.1 million to $544.6 million at September 30, 2009, although the corresponding nonperforming asset ratio increased to 6.05% (from 5.94% at June 30, 2009) due to lower period-end total loans. This represents the first decline in nonperforming asset balances since the beginning of the credit cycle in early 2008.

The provision for credit losses for third quarter 2009 totaled $224.2 million, compared with $131.3 million for second quarter 2009. For third quarter 2009, the provision for credit losses exceeded net loan charge-offs by $55.6 million. The overall allowance for credit losses increased to $345.3 million, or 3.89% of loans held for investment, up from $289.7 million, or 3.11% of loans held for investment, at June 30, 2009. The allowance coverage of nonperforming loans held for investment increased to 0.79 times at September 30, 2009 from 0.61 times at June 30, 2009.

Net loan charge-offs in third quarter 2009 increased $48.0 million to $168.6 million, or 7.31% annualized of average loans held for investment, from $120.6 million, or 4.91% annualized, for second quarter 2009. Third quarter 2009 charge-offs included approximately $60 million in additional charge-offs related to sales and resolutions of problem loans, versus approximately $12 million for second quarter 2009.

Capital

Capital levels exceed “well-capitalized” standards for all regulatory capital ratios applicable to TSFG and Carolina First Bank. TSFG’s Tier 1 risk-based and Tier 1 common capital ratios totaled 11.19% and 5.59%, respectively, at September 30, 2009.

Tangible common equity to tangible assets at September 30, 2009 totaled 5.25%, down from 6.07% at June 30, 2009. The 82 basis point decrease linked-quarter was attributable to the third quarter 2009 net loss, including a 154 basis point decline associated with the recording of a valuation allowance for deferred tax assets, partially offset by the common capital raised in connection with TSFG’s capital plan. Tangible common book value per common share was $2.94 at September 30, 2009, compared with $4.67 at June 30, 2009 due to the valuation allowance for deferred tax assets (an impact of $0.93) and the issuance of 55 million new common shares in third quarter.

The capital plan announced in mid-June is substantially complete. Since mid-June, TSFG has issued new common equity, converted preferred stock into common, and sold ancillary businesses. In connection with these actions, TSFG raised a net $280 million in Tier 1 common capital and issued approximately 130 million new common shares, including $210 million and approximately 55 million shares during third quarter 2009.

Third quarter 2009 preferred dividends totaled $17.3 million, including $5.2 million for the U.S. Treasury Capital Purchase Program preferred stock quarterly dividend and accretion of discount, $116,000 for the Series 2008 Preferred Stock quarterly dividend, and an additional $11.9 million related to the early conversion of $90.9 million of Series 2008 Preferred Stock (compared to $14.0 million from converted preferred stock in second quarter 2009).

Conference Call / Webcast Information

The South Financial Group will host a conference call/webcast on Wednesday, October 21st at 10:00 a.m. ET to discuss third quarter 2009 financial results. Additional material information, including forward-looking statements such as trends and projections, may be discussed during the presentation. For supplemental financial information and financial review presentation slides, please refer to the Form 8-K filed by TSFG with the Securities and Exchange Commission on October 20th or visit the Investor Relations section of its website under the Quarterly Results button. To participate in the conference call or webcast, please follow the instructions listed below.

Conference Call: Please call 1-888-405-5393 or 1-517-645-6236 using the access code “The South.” A 7-day rebroadcast of the call will be available via 1-888-568-0883 or 1-203-369-3208.

Webcast:To gain access to the webcast, which will be “listen-only,” please go to www.thesouthgroup.com under the Investor Relations tab and click on the link “Webcast/The South Financial Group 3rd Quarter Financial Results Conference Call.” For those unable to participate during the live webcast, it will be archived on The South Financial Group website until November 4, 2009.

General Information

The South Financial Group is a bank holding company focused on serving small businesses, middle market companies, and retail customers in the Carolinas and Florida. At September 30, 2009, it had approximately $12.3 billion in total assets and 177 branch offices. TSFG operates Carolina First Bank, which conducts banking operations in North Carolina and South Carolina (as Carolina First Bank), in Florida (as Mercantile Bank), and on the Internet (as Bank CaroLine). At September 30, 2009, approximately 45% of TSFG’s total customer deposits were in South Carolina, 43% were in Florida, and 12% were in North Carolina. Investor information is available at www.thesouthgroup.com.

Explanation of TSFG’s Use of Certain Unaudited Non-GAAP Financial Measures and Forward-Looking Statements

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net income (loss) and operating measures, which exclude gains or losses on certain items deemed not to reflect core operations. TSFG uses these non-GAAP measures in its analysis of TSFG’s performance and believes presentations of “operating” financial measures provide useful supplemental information, a clearer understanding of TSFG’s performance, and better reflect TSFG’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of TSFG’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. TSFG believes the non-GAAP measures enhance investors’ understanding of TSFG’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures and cash basis information are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. Management compensates for these limitations by providing detailed reconciliations between GAAP and operating measures. These disclosures should not be considered an alternative to GAAP.

This news release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are provided to assist in the understanding of anticipated future financial performance. These statements (as well as other forward-looking statements that may be made by management in the related conference call) include, but are not limited to, descriptions of management's plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. They also include such items as return goals, loan growth, loan sales, customer funding growth, expense control, goodwill impairment, income tax rate and deferred tax assets, expected financial results for acquisitions, noninterest income, adequacy of capital and future capital levels, factors that will affect credit quality and the net interest margin, effectiveness of its hedging strategies, risks and effects of changes in interest rates, effects of future economic conditions, and market performance. However, such statements necessarily involve risks and uncertainties and there are a number of factors –

many of which are beyond TSFG’s control -- that could cause the actual conditions, events, or results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from TSFG’s actual results, please refer to TSFG’s filings with the Securities and Exchange Commission. The South Financial Group undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

CONTACT:

James R. Gordon, Senior EVP & Chief Financial Officer (864) 552-9050

Mary M. Gentry, EVP – Investor Relations (864) 421-1068

PAGE 1, FINANCIAL HIGHLIGHTS - PRELIMINARY RESULTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 9/30/09 vs.

	9/30/09	6/30/09	9/30/08	6/30/09	6/30/09 Annualized	9/30/08

EARNINGS SUMMARY
Net interest income (tax-equivalent)	$81,118	$87,046	$96,923	(6.8)%	(27.0)%	(16.3)%
Less: tax-equivalent adjustment	1,080	1,116	1,304	(3.2)	(12.8)	(17.2)

Net interest income	80,038	85,930	95,619	(6.9)	(27.2)	(16.3)
Provision for credit losses	224,179	131,337	84,608	70.7	280.5	165.0
Noninterest income:
Operating noninterest income (noninterest income, excluding non-operating items)	26,522	27,692	29,390	(4.2)	(16.8)	(9.8)
Gain (loss) on securities	(286)	4,580	(725)	n/m	n/m	n/m
Gain on sale of ancillary businesses	7,234	—	—	n/m	n/m	n/m

Non-operating noninterest income (loss)	6,948	4,580	(725)	n/m	n/m	n/m

Total noninterest income	33,470	32,272	28,665	3.7	14.7	16.8

Noninterest expenses:
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	88,783	112,763	89,661	(21.3)	(84.4)	(1.0)
Goodwill impairment	—	2,511	—	n/m	n/m	n/m
Employment contracts and severance	—	829	4,621	n/m	n/m	n/m
Impairment of long lived assets	746	17,376	—	n/m	n/m	n/m
FDIC special assessment	—	5,700	—	n/m	n/m	n/m
Gain on early extinguishment of debt	—	(2,991)	(125)	n/m	n/m	n/m

Non-operating noninterest expenses	746	23,425	4,496	n/m	n/m	n/m

Total noninterest expenses	89,529	136,188	94,157	(34.3)	(135.9)	(4.9)

Income (loss) before income taxes	(200,200)	(149,323)	(54,481)	n/m	n/m	n/m
Income tax expense (benefit)	123,304	(59,647)	(29,526)	n/m	n/m	n/m

Net income (loss)	(323,504)	(89,676)	(24,955)	n/m	n/m	n/m
Preferred stock dividends and other(1)	(17,251)	(21,809)	(6,257)	n/m	n/m	n/m

Net income (loss) available to common shareholders	$(340,755)	$(111,485)	$(31,212)	n/m %	n/m %	n/m %

Per common share data:
Basic earnings (loss)	$(1.95)	$(1.23)	$(0.43)	n/m %	n/m %	n/m %
Diluted earnings (loss)	(1.95)	(1.23)	(0.43)	n/m	n/m	n/m
Cash dividends declared per common share	—	0.01	0.01	n/m	n/m	n/m
Average common shares outstanding:
Basic	174,426,381	90,986,862	72,755,480	91.7%	363.8%	139.7%
Diluted	174,426,381	90,986,862	72,755,480	91.7	363.8	139.7
PERFORMANCE RATIOS:
Total revenue:
GAAP (2)	$113,508	$118,202	$124,284	(4.0)%	(15.8)%	(8.7)%
Operating (3)	107,640	114,738	126,313	(6.2)	(24.5)	(14.8)
Return on average assets (4)	(10.33)%	(2.75)%	(0.72)%
Return on average common equity (5)	(133.73)	(43.79)	(9.53)
Return on average equity (4)	(85.43)	(23.36)	(6.39)
Net interest margin (tax-equivalent)	2.93	2.96	3.08
Cash operating efficiency ratio (6)	77.28	77.69	69.21

(1)

For the quarters ended September 30, 2009 and June 30, 2009, includes $11.9 million and $14.0 million, respectively, for the value of common shares recorded as an inducement for early conversion of mandatorily convertible preferred stock.

(2)	The sum of net interest income and noninterest income.
(3)	The sum of tax-equivalent net interest income and operating noninterest income.
(4)	Return on average assets and return on average equity are calculated as net income (loss) divided by either average assets or average total equity.
(5)	Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.
(6)

The cash operating efficiency ratio is calculated as operating noninterest expenses before gain/loss on OREO, loss on nonmortgage loans held for sale, and amortization of intangibles divided by the sum of tax-equivalent net interest income and operating noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 2, FINANCIAL HIGHLIGHTS - PRELIMINARY RESULTS THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES (dollars in thousands, except share data) (unaudited)

	Nine Months Ended

	9/30/09	9/30/08	% Change

EARNINGS SUMMARY
Net interest income (tax-equivalent)	$254,385	$292,619	(13.1)%
Less: tax-equivalent adjustment	3,399	4,089	(16.9)

Net interest income	250,986	288,530	(13.0)
Provision for credit losses	498,143	221,663	124.7
Noninterest income:
Operating noninterest income (noninterest income, excluding non-operating items)	80,909	88,504	(8.6)
Gain on securities	1,340	1,547	n/m
Gain on sale of ancillary businesses	7,234	—	n/m
Gain on Visa IPO share redemption	—	1,904	n/m

Non-operating noninterest income	8,574	3,451	n/m

Total noninterest income	89,483	91,955	(2.7)

Noninterest expenses:
Operating noninterest expenses (noninterest expenses, excluding non-operating items)	291,163	254,582	14.4
Goodwill impairment	2,511	188,431	n/m
Employment contracts and severance	829	6,920	n/m
Impairment of long lived assets	18,122	—	n/m
FDIC special assessment	5,700	—	n/m
Branch acquisition and conversion costs	—	731	n/m
(Gain) loss on early extinguishment of debt	(3,043)	339	n/m
Visa-related litigation	—	(863)	n/m
Loss on repurchase of auction rate securities	676	—	n/m

Non-operating noninterest expenses	24,795	195,558	n/m

Total noninterest expenses	315,958	450,140	(29.8)

Income (loss) before income taxes	(473,632)	(291,318)	n/m
Income tax expense (benefit)	13,951	(54,139)	n/m

Net income (loss)	(487,583)	(237,179)	n/m
Preferred stock dividends and other(1)	(55,468)	(12,234)	n/m

Net income (loss) available to common shareholders	$(543,051)	$(249,413)	n/m %

Per common share data:
Basic earnings (loss)	$(4.67)	$(3.44)	n/m %
Diluted earnings (loss)	(4.67)	(3.44)	n/m
Cash dividends declared per common share	0.02	0.21	(90.5)
Average common shares outstanding:
Basic	116,216,551	72,605,990	60.1%
Diluted	116,216,551	72,605,990	60.1
PERFORMANCE RATIOS:
Total revenue:
GAAP (2)	$340,469	$380,485	(10.5)%
Operating (3)	335,294	381,123	(12.0)
Return on average assets (4)	(5.01)%	(2.29)%
Return on average common equity (5)	(70.27)	(23.66)
Return on average equity (4)	(42.13)	(20.60)
Net interest margin (tax-equivalent)	2.90	3.13
Cash operating efficiency ratio (6)	77.15	65.31

(1)	For the nine months ended September 30, 2009, includes $32.4 million for the value of common shares recorded as an inducement for early conversion of mandatorily convertible preferred stock.
(2)	The sum of net interest income and noninterest income.
(3)	The sum of tax-equivalent net interest income and operating noninterest income.
(4)	Return on average assets and return on average equity are calculated as net income (loss) divided by either average assets or average total equity.
(5)	Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.
(6)

The cash operating efficiency ratio is calculated as operating noninterest expenses before gain/loss on OREO, loss on nonmortgage loans held for sale, and amortization of intangibles divided by the sum of tax-equivalent net interest income and operating noninterest income.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 3, FINANCIAL HIGHLIGHTS - PRELIMINARY RESULTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 9/30/09 vs.

	9/30/09	6/30/09	9/30/08	6/30/09	6/30/09 Annualized	9/30/08

BALANCE SHEET DATA (Averages - Three Months Ended)
Total assets	$12,428,707	$13,085,556	$13,835,936	(5.0)%	(19.9)%	(10.2)%
Intangible assets	(235,986)	(244,040)	(487,061)	(3.3)	(13.1)	(51.5)

Tangible assets	12,192,721	12,841,516	13,348,875	(5.1)	(20.0)	(8.7)

Loans	9,163,404	9,875,268	10,458,765	(7.2)	(28.6)	(12.4)
Securities (1)	1,847,284	1,926,894	2,058,892	(4.1)	(16.4)	(10.3)
Total earning assets	11,010,863	11,802,417	12,554,806	(6.7)	(26.6)	(12.3)

Noninterest-bearing deposits	1,109,176	1,074,739	1,059,565	3.2	12.7	4.7
Total deposits (2)	9,278,472	9,265,643	10,115,872	0.1	0.5	(8.3)
Customer funding (3)	7,676,212	7,673,784	8,077,968	—	0.1	(5.0)
Wholesale borrowings (4)	3,046,830	3,636,319	4,027,626	(16.2)	(64.3)	(24.4)
Total funding	10,723,042	11,310,103	12,105,594	(5.2)	(20.6)	(11.4)

Preferred stock	491,365	518,968	249,717	(5.3)	(21.1)	96.8
Common equity	1,010,920	1,021,053	1,302,890	(1.0)	(3.9)	(22.4)

Shareholders’ equity	1,502,285	1,540,021	1,552,607	(2.5)	(9.7)	(3.2)
Intangible assets	(235,986)	(244,040)	(487,061)	(3.3)	(13.1)	(51.5)

Tangible equity	1,266,299	1,295,981	1,065,546	(2.3)	(9.1)	18.8

Loans/total earning assets	83.2%	83.7%	83.3%
Securities/total assets	14.9	14.7	14.9
Customer funding/total funding	71.6	67.8	66.7
Wholesale borrowings/total assets	24.5	27.8	29.1
Loans/customer funding	119.4	128.7	129.5

BALANCE SHEET DATA (Averages - Year to Date)
Total assets	$13,019,389	$13,319,542	$13,849,613			(6.0)%
Intangible assets	(241,755)	(244,687)	(549,688)			(56.0)

Tangible assets	12,777,634	13,074,855	13,299,925			(3.9)

Loans	9,738,592	10,030,953	10,384,557			(6.2)
Securities (1)	1,963,974	2,023,286	2,077,893			(5.5)
Total earning assets	11,702,775	12,054,466	12,484,545			(6.3)

Noninterest-bearing deposits	1,068,760	1,048,217	1,074,100			(0.5)
Total deposits (2)	9,304,036	9,317,030	9,710,897			(4.2)
Customer funding (3)	7,755,431	7,795,697	8,110,845			(4.4)
Wholesale borrowings (4)	3,493,463	3,720,480	4,015,200			(13.0)
Total funding	11,248,894	11,516,177	12,126,045			(7.2)

Preferred stock	514,104	525,662	129,607			296.7
Common equity	1,033,307	1,044,604	1,408,103			(26.6)

Shareholders’ equity	1,547,411	1,570,266	1,537,710			0.6
Intangible assets	(241,755)	(244,687)	(549,688)			(56.0)

Tangible equity	1,305,656	1,325,579	988,022			32.1

Loans/total earning assets	83.2%	83.2%	83.2%
Securities/total assets	15.1	15.2	15.0
Customer funding/total funding	68.9	67.7	66.9
Wholesale borrowings/total assets	26.8	27.9	29.0
Loans/customer funding	125.6	128.7	128.0

(1)	The average balances for investment securities exclude the unrealized gain/loss recorded for available for sale securities.
(2)	Total deposits include brokered deposits.
(3)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.
(4)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 4, FINANCIAL HIGHLIGHTS - PRELIMINARY RESULTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

				% Change 9/30/09 vs.

	9/30/09	6/30/09	9/30/08	6/30/09	6/30/09 Annualized	9/30/08

BALANCE SHEET DATA (Period End)
Loans held for sale (1)	$8,071	$40,290	$37,575	(80.0)%	(317.3)%	(78.5)%
Loans held for investment	8,874,234	9,306,009	10,299,640	(4.6)	(18.4)	(13.8)
Allowance for loan losses	(339,536)	(285,290)	(200,748)	19.0	75.4	69.1
Allowance for credit losses	(345,256)	(289,680)	(203,000)	19.2	76.1	70.1
Securities	2,217,671	1,949,927	2,020,199	13.7	54.5	9.8
Intangible assets	230,606	240,932	484,570	(4.3)	(17.0)	(52.4)
Total assets	12,300,792	12,588,231	13,695,178	(2.3)	(9.1)	(10.2)
Noninterest-bearing deposits	1,091,439	1,099,743	1,022,632	(0.8)	(3.0)	6.7
Total deposits (2)	9,488,788	9,388,652	10,008,808	1.1	4.2	(5.2)
Customer funding (3)	7,670,983	7,663,645	7,986,534	0.1	0.4	(4.0)
Wholesale borrowings (4)	3,232,949	3,194,596	3,984,312	1.2	4.8	(18.9)
Total funding	10,903,932	10,858,241	11,970,846	0.4	1.7	(8.9)
Mandatorily convertible preferred stock	4,650	190,026	249,000	(97.6)	(387.0)	(98.1)
Perpetual preferred stock	330,250	329,380	—	0.3	1.0	n/m
Common equity	863,801	989,847	1,284,614	(12.7)	(50.5)	(32.8)
Shareholders’ equity	1,198,701	1,509,253	1,533,614	(20.6)	(81.6)	(21.8)

CAPITAL RATIOS
Tier 1 risk-based capital (preliminary)	11.19%	12.36%	11.18%
Total risk-based capital (preliminary)	12.49	13.65	12.68
Leverage ratio (preliminary)	9.22	10.30	9.70
Tangible equity to tangible assets	8.02	10.27	7.94
Tangible common equity to tangible assets	5.25	6.07	6.06

SHARE DATA
Convertible preferred shares outstanding:
-Series 2008	4,650	95,526	249,000	(95.1)%	(377.4)%	(98.1)%
-Series 2009	—	94,500	—	n/m	n/m	n/m
Common shares outstanding	215,371,687	160,248,170	73,005,766	34.4	136.5	195.0
Common book value per common share (5)	$4.01	$6.18	$17.60	(35.1)	(139.3)	(77.2)
Common tangible book value per common share (5)	2.94	4.67	10.96	(37.0)	(147.0)	(73.2)

OPERATIONS DATA
Branch offices	177	177	180	—%	—%	(1.7)%
ATMs	198	200	202	(1.0)	(4.0)	(2.0)
Employees (full-time equivalent)	2,196	2,345	2,535	(6.4)	(25.2)	(13.4)

(1)	As of September 30, 2009, June 30, 2009, and September 30, 2008, loans held for sale include $0, $376,000, and $22.6 million, respectively, of nonperforming loans held for sale.
(2)	Total deposits include brokered deposits.
(3)	Customer funding includes total deposits less brokered deposits plus customer sweep accounts.
(4)	Wholesale borrowings include borrowings less customer sweep accounts plus brokered deposits.
(5)

Common book value per common share is calculated as total shareholders’ equity less preferred stock divided by common shares outstanding. Common tangible book value per common share also excludes intangible assets.

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 5, FINANCIAL HIGHLIGHTS - PRELIMINARY RESULTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

							% Change 9/30/09 vs.

	9/30/09		6/30/09		9/30/08		6/30/09	6/30/09 Annualized	9/30/08

CREDIT QUALITY
Loans held for investment	$8,874,234		$9,306,009		$10,299,640		(4.6)%	(18.4)%	(13.8)%
Allowance for loan losses	(339,536)		(285,290)		(200,748)		19.0		69.1
Allowance for credit losses	(345,256)		(289,680)		(203,000)		19.2		70.1

Nonperforming loans held for investment	$431,791		$464,565		$237,812		(7.1)%		81.6%
Nonperforming loans held for sale	—		376		22,576		n/m		n/m
Foreclosed property (other real estate owned and personal property repossessions)	112,771		95,752		30,503		17.8		269.7

Nonperforming assets	$544,562		$560,693		$290,891		(2.9)%		87.2%

Restructured loans not included in nonperforming assets	$17,236		$17,291		$2,279
Nonperforming loans held for investment as a % of loans held for investment	4.87%		4.99%		2.31%
Nonperforming assets as a % of loans and foreclosed property	6.05		5.94		2.81
Allowance for loan losses as a % of loans HFI	3.83		3.07		1.95
Allowance for credit losses as a % of loans HFI	3.89		3.11		1.97
Allowance for loan losses to nonperforming loans HFI	0.79	x	0.61	x	0.84	x
Loans past due 90 days or more (interest accruing)	$7,467		$11,107		$12,899				(42.1)%
Average loans held for investment:
Three months ended	9,146,694		9,847,366		10,441,580
Year to date	9,712,611		10,000,260		10,366,359
Net loan charge-offs:
Three months ended	168,603		120,611		75,433		39.8%		123.5%
Year to date	398,290		229,687		147,358				170.3
Net loan charge-offs as a % of average loans held for investment (annualized):
Three months ended	7.31%		4.91%		2.87%
Year to date	5.48		4.63		1.90

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 6, FINANCIAL HIGHLIGHTS - PRELIMINARY RESULTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended			% Change 9/30/09 vs.

	9/30/09	6/30/09	9/30/08	6/30/09	6/30/09 Annualized	9/30/08

NONINTEREST INCOME
Customer fee income	$14,144	$12,967	$14,807	9.1%	36.0%	(4.5)%
Wealth management income	5,319	5,477	7,203	(2.9)	(11.4)	(26.2)
Mortgage banking income	1,137	2,050	879	(44.5)	(176.7)	29.4
Bank-owned life insurance	2,797	2,560	2,881	9.3	36.7	(2.9)
Merchant processing income, net	591	817	916	(27.7)	(109.7)	(35.5)
Gain (loss) on certain derivative activities	1,597	1,085	(199)	47.2	187.2	n/m
Other	937	2,736	2,903	(65.8)	(260.9)	(67.7)

Operating noninterest income (noninterest income, excluding non-operating items)	26,522	27,692	29,390	(4.2)	(16.8)	(9.8)
Non-operating noninterest income (loss)	6,948	4,580	(725)	n/m	n/m	n/m

Total noninterest income	$33,470	$32,272	$28,665	3.7%	14.7%	16.8%

NONINTEREST EXPENSES
Personnel expense	$40,283	$43,664	$46,952	(7.7)%	(30.7)%	(14.2)%
Occupancy	9,658	9,506	9,770	1.6	6.3	(1.1)
Furniture and equipment	6,950	6,801	6,991	2.2	8.7	(0.6)
Professional services	4,034	4,351	4,573	(7.3)	(28.9)	(11.8)
Project NOW expense	114	281	—	(59.4)	(235.8)	n/m
Advertising and business development	1,264	2,109	2,114	(40.1)	(159.0)	(40.2)
Telecommunications	1,572	1,551	1,628	1.4	5.4	(3.4)
Amortization of intangibles	1,238	1,286	1,474	(3.7)	(14.8)	(16.0)
Regulatory assessments	6,181	6,479	3,020	(4.6)	(18.2)	104.7
Loan collection and foreclosed asset expense	6,835	7,247	4,491	(5.7)	(22.6)	52.2
(Gain) loss on nonmortgage loans held for sale	(41)	9,461	—	n/m	n/m	n/m
Loss on OREO	4,406	12,873	765	n/m	n/m	n/m
Other	6,289	7,154	7,883	(12.1)	(48.0)	(20.2)

Operating noninterest expenses (noninterest expenses, excluding non-operating items)	88,783	112,763	89,661	(21.3)	(84.4)	(1.0)
Non-operating noninterest expenses	746	23,425	4,496	n/m	n/m	n/m

Total noninterest expenses	$89,529	$136,188	$94,157	(34.3)%	(135.9)%	(4.9)%

	Nine Months Ended

	9/30/09	9/30/08	% Change

NONINTEREST INCOME
Customer fee income	$39,513	$42,843	(7.8)%
Wealth management income	17,370	21,330	(18.6)
Mortgage banking income	4,392	4,222	4.0
Bank-owned life insurance	7,859	8,938	(12.1)
Merchant processing income, net	2,018	2,582	(21.8)
Gain on certain derivative activities	3,817	49	n/m
Other	5,940	8,540	(30.4)

Operating noninterest income (noninterest income, excluding non-operating items)	80,909	88,504	(8.6)
Non-operating noninterest income	8,574	3,451	n/m

Total noninterest income	$89,483	$91,955	(2.7)%

NONINTEREST EXPENSES
Personnel expense	$128,061	$136,352	(6.1)%
Occupancy	28,600	27,365	4.5
Furniture and equipment	20,696	20,107	2.9
Professional services	12,892	11,679	10.4
Project NOW expense	1,693	—	n/m
Advertising and business development	4,654	7,316	(36.4)
Telecommunications	4,649	4,527	2.7
Amortization of intangibles	3,815	4,721	(19.2)
Regulatory assessments	17,315	7,471	131.8
Loan collection and foreclosed asset expense	18,973	7,873	141.0
Loss on nonmortgage loans held for sale	11,258	—	n/m
Loss on OREO	17,403	949	n/m
Other	21,154	26,222	(19.3)

Operating noninterest expenses (noninterest expenses, excluding non-operating items)	291,163	254,582	14.4
Non-operating noninterest expenses	24,795	195,558	n/m

Total noninterest expenses	$315,958	$450,140	(29.8)%

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.

PAGE 7, FINANCIAL HIGHLIGHTS - PRELIMINARY RESULTS
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
(dollars in thousands, except share data) (unaudited)

	Three Months Ended

	9/30/09	6/30/09	9/30/08

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME (LOSS), AS REPORTED (GAAP)	$(323,504)	$(89,676)	$(24,955)
Add: Income tax expense (benefit)	123,304	(59,647)	(29,526)

Income (loss) before income taxes	(200,200)	(149,323)	(54,481)
Non-operating items:
(Gain) loss on securities	286	(4,580)	725
Gain on sale of ancillary businesses	(7,234)	—	—
Goodwill impairment	—	2,511	—
Employment contracts and severance	—	829	4,621
Impairment of long lived assets	746	17,376	—
FDIC special assessment	—	5,700	—
Gain on early extinguishment of debt	—	(2,991)	(125)

PRE-TAX OPERATING LOSS (income (loss) before taxes, excluding non-operating items)	(206,402)	(130,478)	(49,260)
Add: Provision for credit losses	224,179	131,337	84,608

PRE-TAX, PRE-PROVISION OPERATING EARNINGS	17,777	859	35,348
Add: (Gain) loss on nonmortgage loans held for sale	(41)	9,461	—
Add: Loss on OREO	4,406	12,873	765

PRE-TAX, PRE-CREDIT OPERATING EARNINGS	$22,142	$23,193	$36,113

	Nine Months Ended

	9/30/09	9/30/08

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
NET INCOME (LOSS), AS REPORTED (GAAP)	$(487,583)	$(237,179)
Add: Income tax expense (benefit)	13,951	(54,139)

Income (loss) before income taxes	(473,632)	(291,318)
Non-operating items:
Gain on securities	(1,340)	(1,547)
Gain on sale of ancillary businesses	(7,234)	—
Gain on Visa IPO share redemption	—	(1,904)
Goodwill impairment	2,511	188,431
Employment contracts and severance	829	6,920
Impairment of long lived assets	18,122	—
FDIC special assessment	5,700	—
Branch acquisition and conversion costs	—	731
(Gain) loss on early extinguishment of debt	(3,043)	339
Visa-related litigation	—	(863)
Loss on repurchase of auction rate securities	676	—

PRE-TAX OPERATING EARNINGS (LOSS) (income (loss) before taxes, excluding non-operating items)	(457,411)	(99,211)
Add: Provision for credit losses	498,143	221,663

PRE-TAX, PRE-PROVISION OPERATING EARNINGS	40,732	122,452
Add: Loss on nonmortgage loans held for sale	11,258	—
Add: Loss on OREO	17,403	949

PRE-TAX, PRE-CREDIT OPERATING EARNINGS	$69,393	$123,401

A Quarterly Financial Data Supplement is available in the Investor Relations section of TSFG’s web site: www.thesouthgroup.com.